UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

Yinfu Gold Corporation

(Exact Name of Registrant as Specified in Charter)

Wyoming	333-152242	20-8531222
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Room 2611, Langham Place Office Tower, 8 Argyle St., Mongkok, Kowloon, Hong Kong

(Address of Principal Executive Offices) (Zip Code)

852 2251 1695

Registrant’s telephone number, including area code

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry into a Material Definitive Agreement

On October 29, 2012, the Board of Directors of Yinfu Gold Corporation (the Company”) entered into a definitive agreement to acquire a 51% interest in Hitric Resources (S) PTD Ltd., a Singapore limited company, which owns 80% rights of a coal mine located in Tanah Bumbu, South Kalimantan, Indonesia.

The exploration license was granted on 25 February 2010 and consists of 1116 hectares, valid until February 25, 2017. The exploration license is currently upgraded into a full production license with an expected approval period of 15 years grant from the Indonesian Government. Initial Exploration and mine design and plans have been concluded and production is due to start in March 2013, after the issuance of the production license. Initial Year 1 production is projected at 150,000 metric tons of high grade thermal coal with an estimated year one revenue at just above USD13,500,000 and an earnings before interest and tax just above USD4,500,000. This is achievable because of the infrastructure is already in place with modern roads and more than 5 port locations available for our access, including integrated crushing and conveyor loading facilities serving the area where the coal mine is located. Year 2 revenues and production projections are projected to be at double year one, as mining production plus shipment efficiencies gain traction.Yinfu management negotiated terms to acquire a 51% ownership of the Kalimantan coal mine for 3.3 million restricted Yinfu Gold shares.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.25	Purchase Agreement between Yinfu Gold Corporation and Hitric Resources (S) PTD Ltd., dated October 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2012

YINFU GOLD CORPORATION

/s/ Tsap Wai Ping
Tsap Wai Ping
President, Chief Executive Officer, Director